The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 29, 2007

PRELIMINARY PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)

(To Prospectus dated October 19, 2007)	Registration Statement No. 333-145665

16,000,000 Shares

Bookham, Inc.

Common Stock
$      per share

We are offering 16,000,000 shares of our common stock. We have granted the underwriters an option to purchase up to 2,400,000 additional shares of our common stock from us to cover over-allotments, if any.

Our common stock is listed on the NASDAQ Global Market under the symbol “BKHM.” The last reported sale price of our common stock on October 26, 2007 was $3.15 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Bookham, Inc. (before expenses)	$	$

The underwriters expect to deliver the shares to purchasers on or about November   , 2007.

Sole Book-Running Manager	Co-Lead Manager

Citi	Cowen and Company

          , 2007

PROSPECTUS SUPPLEMENT

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement incorporates by reference important business and financial information about us and our subsidiaries that is not included in or delivered with the prospectus or prospectus supplement. Information incorporated by reference is available without charge to prospective investors upon written request to us at 2584 Junction Avenue, San Jose, California 95134, Attention: Corporate Secretary, or by telephone at (408) 383-1400.

You should rely only on the information contained, or incorporated by reference, in this prospectus and prospectus supplement or in any related free writing prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer or sale of securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and prospectus supplement is accurate as of the date appearing on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

References to “we,” “our,” “us” or “Bookham” mean Bookham, Inc. and its subsidiaries as a whole, except where it is clear from the context that any of these terms relate solely to Bookham, Inc., and refers to Bookham Inc.’s consolidated business activities since September 10, 2004 and Bookham Technology plc’s consolidated business activities prior to September 10, 2004.

S-ii

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain information that is important to you. For a more complete understanding of this offering, you are encouraged to read this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section of this prospectus supplement and the financial statements and other information incorporated by reference in the prospectus.

Bookham, Inc.

We design, manufacture and market optical components, modules and subsystems that generate, detect, amplify, combine and separate light signals principally for use in high-performance fiber optics communications networks. Due to its advantages of higher capacity and transmission speed, optical transmission has become the predominant technology for large-scale communications networks. We are one of the largest vertically-integrated vendors of optical components used for fiber optic telecommunications network applications. Our customers include leading equipment systems vendors, including ADVA, Alcatel-Lucent, Ciena, Cisco, Huawei, Nortel Networks and Tyco. We also leverage our optical component technologies and expertise in manufacturing optical subsystems to address opportunities in other markets, including industrial, research, semiconductor capital equipment, military and biotechnology, where we believe the use of our technologies is expanding.

We offer one of the most comprehensive end-to-end portfolios of optical component solutions to the telecommunications market, enabling us to deliver more of the components our customers require. Our product portfolio includes several leading products such as our 10 gigabit per second, or Gb/s, discrete transmitters, receivers and optical amplifiers. We will seek to maintain our technology leadership position for this comprehensive portfolio of products, as well as develop new solutions that leverage the knowledge and capital invested in our current generation of product offerings.

We believe our advanced component design and semiconductor and test and assembly facilities provide a significant competitive advantage. Our vertically integrated capabilities allow us to design and innovate at several stages of the manufacturing process, enabling us to offer our customers several product benefits, including better performance and reliability, higher data rates, lower costs, smaller form factor, lower power consumption, greater functionality and faster time to market. We have process and device expertise with indium phosphide and gallium arsenide, which are two important III-V semiconductor materials in the optical industry. Furthermore, these capabilities enable us to integrate different functions into a single optical device. This integration of functionality, which requires advanced semiconductor and optical packaging know-how and equipment, is more difficult to achieve compared to other techniques. In addition, we are able to leverage our Shenzhen, China assembly, packaging and test operations to reduce our bill-of-material and labor costs, while increasing our technology differentiation through innovative package design and testing capabilities.

With our internal development and manufacturing capability we will seek to continue to create innovative solutions for our customers. Recent examples include the introduction of our family of tunable products, including our indium phosphide tunable laser chip, 10Gb/s iTLA tunable laser, 10Gb/s iTTA transmitter module and 10Gb/s SFF tunable transponder, which are currently either on the market or in early stages of adoption. In addition, we are developing chips and packages targeted at 40Gb/s applications and plan to extend our offerings to applications requiring even higher data rates, including 100Gb/s chips and packages, over time. We continue to advance our 900 nanometer laser technology and 980 nanometer pump packaging technology, introducing new generations of gallium arsenide lasers used in our 980 nanometer pumps for amplifiers deployed in both undersea, or submarine, and terrestrial communication networks. Currently, we ship to customers a 10Gb/s Mach Zehnder transmitter that includes a co-packaged indium phosphide laser and modulator, which we believe is the only one of its kind in the market. Furthermore, we are developing a monolithic tunable version of this transmitter which will integrate our proprietary tunable laser and a 10Gb/s Mach Zehnder modulator in a single indium phosphide semiconductor chip.

Market opportunity

The market for optical components, modules and subsystems has continued to evolve, driven by increased speed and capacity requirements of new applications such as video-on-demand, broadband and fiber-to-the-home initiatives, a growing global economy and regulatory changes that have spurred competition among providers of voice, video and data services and the introduction of new, more cost-effective product technologies, such as tunable laser components. Innovation at the component level has been a primary enabler of optical networking, facilitating increased transmission speed and capacity, improving signal quality and lowering cost. Optical communications equipment vendors initially developed and manufactured their own optical components. Based on the need to refocus resources, the majority of optical equipment vendors have sold, eliminated or outsourced their internal component capabilities and now rely on third-party sources for their optical component needs. In the absence of significant internal component technology expertise and manufacturing capability, communications equipment vendors, or OEMs, have become more demanding of their component suppliers, seeking solutions with systems-level cost and performance advantages, which require outside vendors to have broad technology portfolios, component innovation expertise and advanced manufacturing capabilities to compete effectively. According to RHK Research, the total addressable merchant market for optical components is projected to grow from $3.12 billion in 2006 to $4.26 billion in 2009, a compound annual growth rate, or CAGR, of 10.9%. Within the optical components sector, RHK Research estimates the 10Gb/s and 40Gb/s subsector is expected to grow to from $784 million in 2006 to $1.41 billion in 2009, a CAGR of 21.4%.

Furthermore, OEMs now increasingly require that their optical component suppliers to take advantage of developments in product integration and miniaturization to provide solutions that incorporate multiple optical components within a single subsystem or module, thereby reducing the need for component assembly and additional testing by the OEM. Accordingly, optical component suppliers who are able to offer more integrated, technologically-advanced modules and subsystems have an advantage over suppliers who can offer only discrete optical components. In addition, vertically integrated optical component suppliers have access to a more diversified customer base as different customers purchase products at different levels of integration.

Optical technologies originally developed for the communications industry, such as high-power 900 nanometer lasers, are increasingly being deployed in industrial, automotive, aerospace and military applications. Similarly, we are using our thin film filter technology, originally designed for telecommunications products, for applications in the life sciences industry. We believe these technologies offer optical component suppliers the opportunity to achieve improved margins and leverage embedded research and development expertise in new applications that are less dependent on the cycles of the telecommunications industry.

We believe that to succeed an optical component supplier must:

•	Offer a broad product portfolio of components, modules and subsystems to provide equipment manufacturers solutions at different levels of integration;

•	Maintain strong relationships with leading optical systems vendors;

•	Develop innovative products that address challenges currently faced by equipment providers and technologies that provide a foundation for new products in the future;

•	Invest in vertically-integrated, cost-efficient manufacturing facilities which incorporate a variety of process and materials technologies; and

•	Possess the necessary scale and cost structure to be cost-competitive.

Our strengths

We believe we are well positioned to succeed as an optical components, modules and subsystems vendor for the following reasons:

•	Breadth of Technology and Products. We believe that we offer a comprehensive end-to-end portfolio of optical component solutions to the telecommunications market. We also leverage our optical component technologies and expertise in manufacturing optical subsystems to address opportunities in other markets, including industrial, research, semiconductor capital equipment, military and biotechnology.

•	Leading Customers. We are suppliers to leading equipment system vendors, such as ADVA, Alcatel-Lucent, Ciena, Cisco, Huawei, Nortel Networks and Tyco. For many of our designs, we are the sole-source of supply for certain customers. We believe this reflects the technical superiority of our products and our customers’ satisfaction with our products and service.

•	Product Innovation and Technology Leadership. Through internal development and selective acquisitions of external technology, we continue to innovate and introduce new products for the telecommunications and industrial markets. We also intend to work to maintain our leadership in existing areas of special expertise, such as 10Gb/s transmitters, receivers, optical amplifiers, pump laser chips and tunable products, and are developing technology for 40Gb/s and 100Gb/s transmissions as these markets develop.

•	Advanced Semiconductor Manufacturing Facilities. We believe our advanced component design and manufacturing facilities give us a significant competitive advantage as they allow us to perform on-chip integration of functionality, which leads to price and performance advantages. Our indium phosphide and gallium arsenide semiconductor fabrication capabilities utilize advanced production processes to improve production yields and increase the complexity of the circuits we design and manufacture.

•	Low-Cost, Advanced Assembly Facilities. Our Shenzhen, China facility is an advanced production facility that conducts our assembly and test operations and has enabled us to significantly reduce our costs while helping to preserve our technology differentiation.

•	Realigned Cost Structure. As part of the process of integrating acquired businesses and companies, we have taken significant steps to rationalize production capacity, decrease headcount and restructure resources to reduce manufacturing and operating overhead. These steps have resulted in reduced expenses and enabled us to deliver our customers component solutions at a lower cost.

Our products

Telecommunications Products

Our product offerings that are principally aimed at the telecommunications marketplace include:

•	Transmitters, Transceivers and Receivers. Our transmitter product lines include products with fixed and tunable wavelength designed for both long-haul and metro applications at 2.5Gb/s and 10Gb/s. Our transceiver product line includes lasers that are either directly or externally modulated depending on the application. Our small form factor pluggable transceiver portfolio includes SFP products operating at 2.5Gb/s and XFP products operating at 10Gb/s. Our portfolio of discrete receivers for metro, long and ultra long-haul applications at 2.5Gb/s and 10Gb/s includes avalanche photodiode preamp receivers, as well as photodiode preamp receivers.

•	Tunable Lasers and Transmitter and Transponder Modules. Our tunable laser products include discrete lasers and co-packaged laser modulators to optimize performance and reduce the size of the product. Our tunable products includes an InP tunable laser chip, a 10Gb/s iTLA tunable laser, a 10Gb/s iTTA transmitter module, and a SFF tunable transponder. We are also developing technology to deliver wide band electronic tunability at data rates of 40Gb/s and 100Gb/s. Our transponder modules provide both transmitter and receiver functions.

•	Amplifiers. Erbium doped fiber amplifiers, or EDFAs, are used to boost the brightness of optical signals and offer compact amplification for ultra long-haul, long-haul and metro networks. We offer a semi-custom product portfolio of multi-wavelength amplifiers from gain blocks to full card level or subsystem solutions designed for use in wide bandwidth wave division multiplexing, or WDM, optical transmission systems. We also offer lower cost narrow band mini-amplifiers.

•	Pump Lasers. Our 980 nanometer pump laser diodes are designed for use as high-power, reliable pump sources for EDFAs in terrestrial and submarine applications. Uncooled modules are designed for low-cost, reliable amplification for metro, cross-connect or other single/multi channel amplification applications, and submarine applications.

•	Thin Film Filter Chips and Modules. Our thin film filter products are used for multiplexing and demultiplexing optical signals within dense WDM transmission systems.

Industrial Products

Our product offerings that are principally aimed at the industrial marketplace include:

•	High-Power Lasers, Thin Film Filters and Vertical Cavity Surface Emitting Lasers. Our high power laser products provide high power, high brightness optical sources for applications such as fiber laser pumps and direct diode applications such as material processing. Our thin film filter products provide high performance and stable filters mainly for instrumentation applications. Our vertical cavity surface emitting laser products provide cost effective, high performance laser sources for various sensing applications. These products are derived from technology originally developed for the telecommunications industry and are increasingly being deployed in other markets, such as industrial, consumer, display and life sciences.

•	Photonic Solutions. Our photonic solutions products include high stability tunable and fixed wavelength lasers, radio frequency optoelectronics, sophisticated motion control and other advanced photonics tools for applications in scientific and research markets as well as test and measurement. We also manufacture high precision, high stability optical subsystems for markets such as semiconductor capital equipment.

Our strategy

Our goal is to enhance our position as a leading provider of optical component, module and subsystem solutions for telecommunications providers and broaden our leadership into other markets by:

•	Leveraging Broad Product Portfolio and Technology Expertise. We believe that our broad product portfolio positions us to increase our penetration of existing customers, such as ADVA, Alcatel-Lucent, Ciena, Cisco, Huawei, Nortel Networks and Tyco, and gives us a competitive advantage in winning new customers. In addition, we will continue to leverage our optical component technologies and optical subsystem expertise to address opportunities in other markets, including industrial, research, semiconductor capital equipment, military and biotechnology.

•	Providing More Comprehensive and Technologically Advanced Solutions. We intend to continue to invest in innovative component level technologies that we believe will allow us to lead the market in quality, price and performance. We have been able to achieve higher levels of integration of functionality through the use of our advanced process know-how and integrated manufacturing processes. We also plan to leverage our component level technologies into a series of components, modules and subsystems, enabling us to meet our customers’ growing demand for complete solutions.

•	Continuing to Improve Cost Structure. We intend to continue to identify and implement cost-saving programs across our organization, including aligning our manufacturing resources appropriately and transitioning functions to competitive cost locations, such as our Shenzhen facility. We intend to continue to focus on improving our cost structure through product design, yield improvements, labor productivity gains, materials procurement and aggressive supply chain management.

•	Selectively Pursuing Acquisitions. As we have done in the past, we will continue to consider the selective use of acquisitions as a means to enhance our scale, obtain critical technologies and enter new markets.

Recent developments

Appointment of Alain Couder as President, Chief Executive Officer and Director of Bookham, Inc.

On July 10, 2007, Alain Couder was appointed as President and Chief Executive Officer of Bookham, Inc. and he assumed these offices effective August 13, 2007. In addition, on July 31, 2007, Mr. Couder was elected to the board of directors of Bookham, Inc. as a Class II director.

Mr. Couder, age 61, has served as President and CEO of Solid Information Technology Inc., a supplier of database solutions, since March 2005. Prior to joining that company, he served as an advisor for Sofinnova Ventures, a venture capital firm, from May 2004 to February 2005. Mr. Couder served as President and CEO of Confluent Software, Inc., a provider of web services management, from April 2003 to April 2004 and as President and CEO of IP Dynamics, Inc., a security software provider, from August 2002 to March 2003. Mr. Couder served as Chief Operating Officer of Agilent Technologies, a manufacturer of scientific instruments and analysis equipment, from February 2000 to May 2002. Mr. Couder served as Chairman and CEO of Packard Bell NEC, Inc., a personal computer manufacturer from 1998 to 1999.

Results of Operations for the Quarter Ended September 29, 2007

On October 25, 2007, we announced our financial results for the three months ended September 29, 2007, the first quarter of our 2008 fiscal year. Our net revenues for the quarter ended September 29, 2007 were $54.3 million, a 20% increase compared to revenues of $45.1 million for the quarter ended June 30, 2007. Our gross margin (revenues less cost of revenues, reflected as a percentage of revenues) for the quarter ended September 29, 2007 was 23% compared to 16% for the quarter ended June 30, 2007. Our net loss for the quarter ended September 29, 2007 was $11.0 million compared to a net loss of $13.6 million for the quarter ended June 30, 2007.

Company information

We were incorporated in Delaware on June 29, 2004. On September 10, 2004, pursuant to a scheme of arrangement under the laws of the United Kingdom, we became the publicly-traded parent company of the Bookham Technology plc group of companies, including Bookham Technology plc, a public limited company incorporated under the laws of England and Wales whose stock was previously traded on the London Stock Exchange and the NASDAQ National Market.

Our principal executive offices are located at 2584 Junction Avenue, San Jose, California, 95134, and our telephone number is 408-383-1400. Our website is located at www.bookham.com. The information available on or through our website is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by us	16,000,000 shares

Common stock to be outstanding after this offering	99,841,944 shares

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital. See “Use of Proceeds.”

NASDAQ Global Market Symbol	BKHM

The number of shares of our common stock to be outstanding after this offering is based on 83,841,944 shares outstanding as of September 29, 2007. This number excludes:

•	6,255,462 shares of common stock issuable upon the exercise of options outstanding as of that date at a weighted average exercise price of $5.41 per share;

•	345,446 shares of common stock issuable upon the exercise of options outstanding as of that date at a weighted average exercise price of £15.02 per share;

•	601,285 shares of common stock reserved for future issuance under our stock option plans; and

•	10,083,578 shares of common stock issuable upon the exercise of warrants outstanding as of that date at a weighted average exercise price of $4.25 per share.

In addition, the underwriters have a 30-day over-allotment option to purchase up to 2,400,000 additional shares of common stock. Unless otherwise stated, information in this prospectus supplement assumes the underwriters will not exercise this over-allotment option.

SUMMARY CONSOLIDATED FINANCIAL DATA

The statement of operations data for each of the years ended July 2, 2005, July 1, 2006 and June 30, 2007, and the balance sheet data as of June 30, 2007 have been derived from our audited financial statements. The statement of operations data for the three months ended June 30, 2007 and September 29, 2007, and the balance sheet data as of September 29, 2007, are unaudited but include, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. You should read the data below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes incorporated by reference in this prospectus supplement.

	Year Ended			Three Months Ended
	July 2, 2005	July 1, 2006	June 30, 2007	June 30, 2007	September 29, 2007
				(Unaudited)

Consolidated Statements of Operations Data
Net revenues	$200,256	$231,649	$202,814	$45,106	$54,282
Cost of revenues	193,647	190,085	173,493	37,733	41,945

Gross profit	6,609	41,564	29,321	7,373	12,337
Operating expenses:
Research and development	44,833	42,587	43,025	9,154	8,692
Selling, general and administrative	60,250	52,167	47,820	10,837	11,326
Amortization of intangible assets	11,107	10,004	8,884	1,956	1,997
Restructuring and severance	20,888	11,197	10,347	1,872	1,217
Legal settlement	—	4,997	490	—	—
Acquired in-process research and development	—	118	—	—	—
Impairment/(recovery) of goodwill, intangible assets and other long-lived assets	114,226	(72)	1,621	(280)	—
Gain on sale of property and equipment and other long-lived assets	(708)	(2,070)	(3,009)	(2,185)	(235)

Total operating expenses	250,596	118,928	109,178	21,354	22,997

Operating loss	(243,987)	(77,364)	(79,857)	(13,981)	(10,660)

Loss on conversion and early extinguishment of debt	—	(18,842)	—	—	—
Other income/(expense), net	(3,970)	(3,040)	(2,213)	389	(294)
Income tax provision/(benefit)	15	(11,749)	105	(22)	—

Net loss	$(247,972)	$(87,497)	$(82,175)	$(13,614)	$(10,954)

	As of September 29, 2007
	Actual	As Adjusted(1)
	(In thousands)

Consolidated Balance Sheet Data
Cash, cash equivilents and restricted cash	$34,355	$81,027
Current assets	$132,460	$179,132
Total assets	$184,291	$230,963
Current liabilities	$48,052	$48,052
Non-current liabilities, excluding long-term debt(2)	$22,063	$22,063
Long term debt	$244	$244
Total liabilities	$70,359	$70,359
Total stockholders equity	$113,932	$160,604

(1)	The as adjusted balance sheet data as of September 29, 2007 gives effect to the sale by us to the underwriters of 16,000,000 shares of common stock offered by this prospectus supplement at an assumed public offering price of $3.15 per share, the last reported sale price of our common stock on the NASDAQ Global Market on October 26, 2007, after deducting underwriting discounts and commissions and estimated offering expenses payable by us of $3.7 million.

(2)	$20.7 million of these non-current liabilities represent the deferred gain, as of September 29, 2007, from the sale-leaseback of the Caswell facility which is being recognized ratably to income over 20 years from date of sale.

RISK FACTORS

Investing in our common stock involves risk.  In deciding whether to invest in our common stock, you should carefully consider the following discussion of risks together with the other information included in this prospectus supplement and the accompanying prospectus. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements contained or incorporated by reference in this prospectus supplement. Such factors that could cause or contribute to such differences include those factors discussed below. If any of the following risks actually occur, our business, prospects, financial condition and operating results and the value of common stock purchased by you would likely suffer, possibly materially. See also “Forward-Looking Statements” on page S-24 of this prospectus supplement.

Risks Related to Our Business

We have a history of large operating losses and we may not be able to achieve profitability in the future.

We have never been profitable. We have incurred losses and negative cash flows from operations since our inception. As of September 29, 2007, we had an accumulated deficit of $1,047.1 million.

Our net loss for the three month period ended September 29, 2007 was $11.0 million. Our net loss for the year ended June 30, 2007 was $82.2 million. For the year ended July 1, 2006, our net loss was $87.5 million, which included an $18.8 million loss on conversion of convertible debt and early extinguishment of debt, and an aggregate of $11.2 million of restructuring charges, partially offset by an $11.7 million tax gain. For the year ended July 2, 2005, our net loss was $248 million, which included goodwill and intangibles impairment charges of $114.2 million and restructuring charges of $20.9 million. We may not be able to achieve profitability in any future period and if we are unable to do so, we may need additional financing to execute on our current or future business strategies. This additional capital, if needed, may not be available on commercially acceptable terms or at all.

We may not be able to maintain positive gross margins.

Even though we generated positive gross margins in each of the past eleven fiscal quarters, we have a history of negative gross margins. We may not be able to maintain positive gross margins due to, among other things, new product transitions, changing product mix or semiconductor facility under-utilization. Additionally, we must continue to reduce our costs, improve our product mix and generate sufficient revenues from new and existing customers to offset the revenues we lost as a result of the recent expiration of minimum purchase requirements under our supply agreement with Nortel Networks.

Our success will depend on our ability to anticipate and respond to evolving technologies and customer requirements.

The market for telecommunications equipment is characterized by substantial capital investment and diverse and evolving technologies. For example, the market for optical components is currently characterized by a trend toward the adoption of pluggable components and tunable transmitters that do not require the customized interconnections of traditional fixed wave length gold box devices and the increased integration of components on subsystems. Our ability to anticipate and respond to these and other changes in technology, industry standards, customer requirements and product offerings and to develop and introduce new and enhanced products will be significant factors in our ability to succeed. We expect that new technologies will continue to emerge as competition in the telecommunications industry increases and the need for higher and more cost efficient bandwidth expands. The introduction of new products embodying new technologies or the emergence of new industry standards could render our existing products or products in development uncompetitive from a pricing standpoint, obsolete or unmarketable.

The market for optical components continues to be characterized by excess capacity and intense price competition which has had, and will continue to have, a material adverse effect on our results of operations.

Even though the market for optical components has been gradually recovering from the industry-wide slump experienced at the beginning of the decade, particularly in the metro market segment, there continues to be excess capacity, intense price competition among optical component manufacturers and continued consolidation in the industry. As a result of this excess capacity, and other industry factors, pricing pressure remains intense. The continued uncertainties in the telecommunications industry and the global economy make it difficult for us to anticipate revenue levels and therefore to make appropriate estimates and plans relating to cost management. Continued uncertain demand for optical components has had, and will continue to have, a material adverse effect on our results of operations.

We depend on a limited number of customers for a significant percentage of our revenues.

Historically, we have generated most of our revenues from a limited number of customers. For example, in the fiscal quarter ended September 29, 2007 and the fiscal year ended June 30, 2007, our three largest customers accounted for 33% and 41% of our revenues, respectively. Revenues from any of our major customers, including Nortel Networks, may decline or fluctuate significantly in the future. We may not be able to offset any decline in revenues from our existing major customers with revenues from new customers or other existing customers.

Historically, Nortel Networks has been our largest customer. Sales to Nortel Networks accounted for 15%, 20% and 48% of our revenues for the quarter ended September 29, 2007 and the years ended June 30, 2007 and July 1, 2006, respectively. Through December 2006, sales of our products to Nortel Networks were made pursuant to the terms of a supply agreement. Certain minimum purchase obligations and favorable pricing provisions within that supply agreement expired in December 2006 as a result of which Nortel Networks is no longer obligated to buy any of our products. Revenues from Nortel Networks decreased from $14.5 million in the quarter ended December 30, 2006 to $3.1 million in the quarter ended March 31, 2007. Even though revenues from Nortel Networks increased to $7.6 million in the quarter ended June 30, 2007 and $8.3 million in the quarter ended September 29, 2007, in order to maintain or increase our overall revenue levels, we must replace any decreases in revenues from Nortel Networks with revenues from our other existing customers or obtain new customers, or both. Nortel Networks may not continue to purchase products from us and is not obligated to do so. Additionally, we may be required to increase our sales and marketing efforts to maintain our current revenue levels, and despite these efforts, we still may not be able to offset any decreased revenues from Nortel Networks with sales to new or existing customers. Our inability to replace these revenues will have an adverse impact on our business and results of operations.

We and our customers depend upon a limited number of major telecommunications carriers.

Our dependence on a limited number of customers is due to the fact that the optical telecommunications systems industry is dominated by a small number of large companies. These customers in turn depend primarily on a limited number of major telecommunications carrier customers to purchase their products that incorporate our optical components. Many major telecommunication systems companies and telecommunication carriers are experiencing losses from operations. The further consolidation of the industry, coupled with declining revenues from our major customers, may have a material adverse impact on our business.

We typically do not enter into long-term contracts with our customers and our customers may decrease, cancel or delay their buying levels at any time with little or no advance notice to us.

Our customers typically purchase our products pursuant to individual purchase orders. While our customers generally provide us with their expected forecasts for our products several months in advance, in most cases they are not contractually committed to buy any quantity of products beyond those in purchase orders previously submitted to us. Our customers may decrease, cancel or delay purchase orders already in place. If any of our major customers decrease, stop or delay purchasing our products for any reason, our business and results of operations would be harmed. Cancellation or delays of such orders may cause us to fail to achieve our short- and long-term financial and operating goals and result in excess and obsolete inventory.

As a result of our global operations, our business is subject to currency fluctuations that have adversely affected our results of operations in recent quarters and may continue to do so in the future.

Our financial results have been materially impacted by foreign currency fluctuations and our future financial results may also be materially impacted by foreign currency fluctuations. At certain times in our history, declines in the value of the U.S. dollar versus the U.K. pound sterling have had a major negative effect on our profit margins and our cash flow. Despite our change in domicile from the United Kingdom to the United States and the transfer of our assembly and test operations from Paignton, U.K. to Shenzhen, China, a significant portion of our expenses are still denominated in U.K. pounds sterling and substantially all of our revenues are denominated in U.S. dollars. Fluctuations in the exchange rate between these two currencies and, to a lesser extent, other currencies in which we collect revenues and pay expenses will continue to have a material effect on our operating results. Additional exposure could result should the exchange rate between the U.S. dollar and the Chinese Yuan vary more significantly than it has to date.

We engage in currency transactions in an effort to cover some of our exposure to such currency fluctuations, and we may be required to convert currencies to meet our obligations. Under certain circumstances, these transactions can have an adverse effect on our financial condition.

We are increasing manufacturing operations in China, which exposes us to risks inherent in doing business in China.

We are taking advantage of the comparatively low costs of operating in China. We have recently transferred substantially all of our assembly and test operations, chip-on-carrier operations and manufacturing and supply chain management operations to our facility in Shenzhen, China. We are also planning to transfer certain iterative research and development related activities from the U.K. to Shenzhen, China. To be successful in China we will need to continue to:

•	qualify our manufacturing lines and the products we produce in Shenzhen, as required by our customers;

•	attract qualified personnel to operate our Shenzhen facility;

•	retain employees at our Shenzhen facility.

There can be no assurance we will be able to do any of these.

Operations in China are subject to greater political, legal and economic risks than our operations in other countries. In order to operate the facility, we must obtain and retain required legal authorization and train and hire a workforce. In particular, the political, legal and economic climate in China, both nationally and regionally, is fluid and unpredictable. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations such as those related to taxation, import and export tariffs, environmental regulations, land use rights, intellectual property and other matters. In addition, we may not obtain or retain the requisite legal permits to continue to operate in China and costs or operational limitations may be imposed in connection with obtaining and complying with such permits. Employee turnover in China is high due to the intensely competitive and fluid market for skilled labor.

We have been advised that power may be rationed in the location of our Shenzhen facility, and were power rationing to be implemented, it could have an adverse impact on our ability to complete manufacturing commitments on a timely basis or, alternatively, could require significant investment in generating capacity to sustain uninterrupted operations at the facility, which we may not be able to do successfully.

We intend to export the majority of the products manufactured at our Shenzhen facility. Under current regulations, upon application and approval by the relevant governmental authorities, we will not be subject to certain Chinese taxes and will be exempt from certain duties on imported materials that are used in the manufacturing process and subsequently exported from China as finished products. However, Chinese trade regulations are in a state of flux, and we may become subject to other forms of taxation and duties in China or may be required to pay export fees in the future. In the event that we become subject to new forms of taxation in China, our business and results of operation could be materially adversely affected. We may also be required to expend greater amounts than we currently anticipate in connection with increasing production at the Shenzhen facility. Any one of the factors cited above, or a combination of them, could result in unanticipated costs, which could materially and adversely affect our business.

Fluctuations in operating results could adversely affect the market price of our common stock.

Our revenues and operating results are likely to fluctuate significantly in the future. The timing of order placement, size of orders and satisfaction of contractual customer acceptance criteria, as well as order or shipment delays or deferrals, with respect to our products, may cause material fluctuations in revenues. Our lengthy sales cycle, which may extend to more than one year, may cause our revenues and operating results to vary from period to period and it may be difficult to predict the timing and amount of any variation. Delays or deferrals in purchasing decisions may increase as we develop new or enhanced products for new markets, including data communications, aerospace, industrial and military markets. Our current and anticipated future dependence on a small number of customers increases the revenue impact of each customer’s decision to delay or defer purchases from us. Our expense levels in the future will be based, in large part, on our expectations regarding future revenue sources and, as a result, operating results for any quarterly period in which material orders fail to occur, or are delayed or deferred could vary significantly.

Because of these and other factors, quarter-to-quarter comparisons of our results of operations may not be an indication of future performance. In future periods, results of operations may differ from the estimates of public market analysts and investors. Such a discrepancy could cause the market price of our common stock to decline.

We may incur additional significant restructuring charges that will adversely affect our results of operations.

Over the past six years, we have enacted a series of restructuring plans and cost reduction plans designed to reduce our manufacturing overhead and our operating expenses. In 2001, we reduced manufacturing overhead and our operating expenses in response to the initial decline in demand in the optical components industry. In connection with our acquisitions of Nortel Networks’ optical components business in November 2002 and New Focus in March 2004, we enacted restructuring plans related to the consolidation of our operations, which we expanded in September 2004 to include the transfer of our main corporate functions, including consolidated accounting, financial reporting, tax and treasury, from Abingdon, U.K. to our U.S headquarters in San Jose, California.

In May, September and December 2004, we announced restructuring plans, including the transfer of our assembly and test operations from Paignton, U.K. to Shenzhen, China, along with reductions in research and development and selling, general and administrative expenses. These cost reduction efforts were expanded in November 2005 to include the transfer of our chip-on-carrier assembly from Paignton to Shenzhen. The transfer of these operations was completed in the quarter ended March 31, 2007. In May 2006, we announced further cost reduction plans, which included transitioning all remaining manufacturing support and supply chain management, along with pilot line production and production planning, from Paignton to Shenzhen. This was substantially completed in the quarter ended June 30, 2007. We have spent an aggregate of $32.7 million on these restructuring programs.

On January 31, 2007, we adopted an overhead cost reduction plan which includes workforce reductions, facility and site consolidation of our Caswell, U.K. semiconductor operations within our existing facilities and the transfer of certain research and development activities to our Shenzhen, China facility. We began implementing our overhead cost reduction plan in the quarter ended March 31, 2007. A substantial portion of this overhead cost reduction plan was completed by September 29, 2007, and we expect the remainder to be completed during the fiscal quarter ending December 29, 2007. We expect this most recent plan to save an aggregate of between $6.0 million and $7.0 million a quarter, in comparison to the fiscal quarter ended

December 30, 2006. A substantial portion of that savings was initially realized in the fiscal quarter ended September 29, 2007. The total cost associated with this plan, the substantial portion of which was personnel severance and retention related expenses, is expected to range from $8.0 million to $9.0 million. Most of the restructuring charges were incurred and paid by the end of the quarter ended September 29, 2007, with the remainder expected to be incurred and paid during the quarter ending December 29, 2007. As of September 29, 2007, we had spent $5.9 million on this cost reduction plan.

We may incur charges in excess of amounts currently estimated for these restructuring and cost reduction plans. We may incur additional charges in the future in connection with future restructurings and cost reduction plans. These charges, along with any other charges, have adversely affected, and will continue to adversely affect, our results of operations for the periods in which such charges have been, or will be, incurred.

Our results of operations may suffer if we do not effectively manage our inventory, and we may incur inventory-related charges.

We need to manage our inventory of component parts and finished goods effectively to meet changing customer requirements. Accurately forecasting customers’ product needs is difficult. Some of our products and supplies have in the past, and may in the future, become obsolete while in inventory due to rapidly changing customer specifications or a decrease in customer demand. If we are not able to manage our inventory effectively, we may need to write down the value of some of our existing inventory or write off unsaleable or obsolete inventory, which would adversely affect our results of operations. We have from time to time incurred significant inventory-related charges. For example, during the year ended July 1, 2006, we incurred significant costs for inventory production variances associated with unanticipated shifts in the mix of our customers’ product orders. Any such charges we incur in future periods could significantly adversely affect our results of operations.

Bookham Technology plc may not be able to utilize tax losses and other tax attributes against the receivables that arise as a result of its transaction with Deutsche Bank.

On August 10, 2005, Bookham Technology plc purchased all of the issued share capital of City Leasing (Creekside) Limited, a subsidiary of Deutsche Bank. Creekside was entitled to receivables of £73.8 million (approximately $135.8 million, based on an exchange rate of £1.00 to $1.8403, the noon buying rate on September 2, 2005 for cable transfers in foreign currencies as certified by the Federal Reserve Bank of New York) from Deutsche Bank in connection with certain aircraft subleases and these payments have been applied over a two-year term to obligations of £73.1 million (approximately $134.5 million based on an exchange rate of £1.00 to $1.8403) owed to Deutsche Bank. As a result of the completion of these transactions, Bookham Technology plc has had available through Creekside cash of approximately £6.63 million (approximately $12.2 million based on an exchange rate of £1.00 to $1.8403). We expect Bookham Technology plc to utilize certain expected tax losses and other tax attributes to reduce the taxes that might otherwise be due by Creekside as the receivables are paid. In the event that Bookham Technology plc is not able to utilize these tax losses and other tax attributes when U.K. tax returns are filed for the relevant periods (or these tax losses and other tax attributes do not arise), Creekside may have to pay taxes, reducing the cash available from Creekside. In the event there is a future change in applicable U.K. tax law, Creekside and in turn Bookham Technology plc would be responsible for any resulting tax liabilities, which amounts could be material to our financial condition or operating results.

Our products are complex and may take longer to develop than anticipated and we may not recognize revenues from new products until after long field testing and customer acceptance periods.

Many of our new products must be tailored to customer specifications. As a result, we are constantly developing new products and using new technologies in those products. For example, while we currently manufacture and sell discrete gold box technology, we expect that many of our sales of gold box technology will soon be replaced by pluggable modules. New products or modification to existing products often take many quarters to develop because of their complexity and because customer specifications sometimes change during the development cycle. We often incur substantial costs associated with the research and development and sales and marketing activities in connection with products that may be purchased long after we have incurred the costs associated with designing, creating and selling such products. In addition, due to the rapid technological changes in our market, a customer may cancel or modify a design project before we begin large-scale manufacture of the product and receive revenue from the customer. It is unlikely that we would be able to recover the expenses for cancelled or unutilized design projects. It is difficult to predict with any certainty, particularly in the present economic climate, the frequency with which customers will cancel or modify their projects, or the effect that any cancellation or modification would have on our results of operations.

If our customers do not qualify our manufacturing lines or the manufacturing lines of our subcontractors for volume shipments, our operating results could suffer.

Most of our customers do not purchase products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for volume production. Our existing manufacturing lines, as well as each new manufacturing line, must pass through varying levels of qualification with our customers. Our manufacturing lines have passed our qualification standards, as well as our technical standards. However, our customers may also require that we pass their specific qualification standards and that we, and any subcontractors that we may use, be registered under international quality standards. In addition, we have in the past, and may in the future, encounter quality control issues as a result of relocating our manufacturing lines or introducing new products to fill production. We may be unable to obtain customer qualification of our manufacturing lines or we may experience delays in obtaining customer qualification of our manufacturing lines. Such delays would harm our operating results and customer relationships.

Delays, disruptions or quality control problems in manufacturing could result in delays in product shipments to customers and could adversely affect our business.

We may experience delays, disruptions or quality control problems in our manufacturing operations or the manufacturing operations of our subcontractors. As a result, we could incur additional costs that would adversely affect gross margins, and product shipments to our customers could be delayed beyond the shipment schedules requested by our customers, which would negatively affect our revenues, competitive position and reputation. Furthermore, even if we are able to deliver products to our customers on a timely basis, we may be unable to recognize revenues at the time of delivery based on our revenue recognition policies.

We may experience low manufacturing yields.

Manufacturing yields depend on a number of factors, including the volume of production due to customer demand and the nature and extent of changes in specifications required by customers for which we perform design-in work. Higher volumes due to demand for a fixed, rather than continually changing, design generally result in higher manufacturing yields, whereas lower volume production generally results in lower yields. In addition, lower yields may result, and have in the past resulted, from commercial shipments of products prior to full manufacturing qualification to the applicable specifications. Changes in manufacturing processes required as a result of changes in product specifications, changing customer needs and the introduction of new product lines have historically caused, and may in the future cause, significantly reduced manufacturing yields, resulting in low or negative margins on those products. Moreover, an increase in the rejection rate of products during the quality control process, either before, during or after manufacture, results in lower yields and margins. Finally, manufacturing yields and margins can also be lower if we receive or inadvertently use defective or contaminated materials from our suppliers.

We depend on a limited number of suppliers who could disrupt our business if they stopped, decreased or delayed shipments.

We depend on a limited number of suppliers of raw materials and equipment used to manufacture our products. Some of these suppliers are sole sources. We typically have not entered into long-term agreements with our suppliers and, therefore, these suppliers generally may stop supplying materials and equipment at any time. The reliance on a sole supplier or limited number of suppliers could result in delivery problems, reduced control over product pricing and quality, and an inability to identify and qualify another supplier in a timely manner. Any supply deficiencies relating to the quality or quantities of materials or equipment we use to manufacture our products could adversely affect our ability to fulfill customer orders and our results of operations.

Our intellectual property rights may not be adequately protected.

Our future success will depend, in large part, upon our intellectual property rights, including patents, design rights, trade secrets, trademarks, know-how and continuing technological innovation. We maintain an active program of identifying technology appropriate for patent protection. Our practice is to require employees and consultants to execute non-disclosure and proprietary rights agreements upon commencement of employment or consulting arrangements. These agreements acknowledge our exclusive ownership of all intellectual property developed by the individuals during their work for us and require that all proprietary information disclosed will remain confidential. Although such agreements may be binding, they may not be enforceable in full or in part in all jurisdictions and any breach of a confidentiality obligation could have a very serious effect on our business and the remedy for such breach may be limited.

Our intellectual property portfolio is an important corporate asset. The steps we have taken and may take in the future to protect our intellectual property may not adequately prevent misappropriation or ensure that others will not develop competitive technologies or products. We cannot assure investors that our competitors will not successfully challenge the validity of our patents or design products that avoid infringement of our proprietary rights with respect to our technology. There can be no assurance that other companies are not investigating or developing other similar technologies, that any patents will be issued from any application pending or filed by us or that, if patents are issued, the claims allowed will be sufficiently broad to deter or prohibit others from marketing similar products. In addition, we cannot assure investors that any patents issued to us will not be challenged, invalidated or circumvented, or that the rights under those patents will provide a competitive advantage to us. Further, the laws of certain regions in which our products are or may be developed, manufactured or sold, including Asia-Pacific, Southeast Asia and Latin America, may not protect our products and intellectual property rights to the same extent as the laws of the United States, the U.K. and continental European countries. This is especially relevant now that we have transferred all of our assembly and test operations and chip-on-carrier operations from our facilities in the U.K. to Shenzhen, China and as our competitors establish manufacturing operations in China to take advantage of comparatively low manufacturing costs.

Our products may infringe the intellectual property rights of others which could result in expensive litigation or require us to obtain a license to use the technology from third parties, or we may be prohibited from selling certain products in the future.

Companies in the industry in which we operate frequently receive claims of patent infringement or infringement of other intellectual property rights. In this regard, third parties may in the future assert claims against us concerning our existing products or with respect to future products under development. We have entered into and may in the future enter into indemnification obligations in favor of some customers that could be triggered upon an allegation or finding that we are infringing other parties’ proprietary rights. If we do infringe a third party’s rights, we may need to negotiate with holders of patents relevant to our business. We have from time to time received notices from third parties alleging infringement of their intellectual property and where appropriate have entered into license agreements with those third parties with respect to that intellectual property. We may not in all cases be able to resolve allegations of infringement through licensing arrangements, settlement, alternative designs or otherwise. We may take legal action to determine the validity and scope of the third-party rights or to defend against any allegations of infringement. In the course of pursuing any of these means or defending against any lawsuits filed against us, we could incur significant costs and diversion of our resources. Due to the competitive nature of our industry, it is unlikely that we could increase our prices to cover such costs. In addition, such claims could result in significant penalties or injunctions that could prevent us from selling some of our products in certain markets or result in settlements that require payment of significant royalties that could adversely affect our ability to price our products profitably.

If we fail to obtain the right to use the intellectual property rights of others necessary to operate our business, our ability to succeed will be adversely affected.

Certain companies in the telecommunications and optical components markets in which we sell our products have experienced frequent litigation regarding patent and other intellectual property rights. Numerous patents in these industries are held by others, including academic institutions and our competitors. Optical component suppliers may seek to gain a competitive advantage or other third parties may seek an economic return on their intellectual property portfolios by making infringement claims against us. In the future, we may need to obtain license rights to patents or other intellectual property held by others to the extent necessary for our business. Unless we are able to obtain such licenses on commercially reasonable terms, patents or other intellectual property held by others could inhibit or prohibit our development of new products for our markets. Licenses granting us the right to use third-party technology may not be available on commercially reasonable terms, if at all. Generally, a license, if granted, would include payments of up-front fees, ongoing royalties or both. These payments or other terms could have a significant adverse impact on our operating results. Our larger competitors may be able to obtain licenses or cross-license their technology on better terms than we can, which could put us at a competitive disadvantage.

The markets in which we operate are highly competitive, which could result in lost sales and lower revenues.

The market for fiber optic components and modules is highly competitive and such competition could result in our existing customers moving their orders to competitors. We are aware of a number of companies that have developed or are developing optical component products, including tunable lasers, pluggables and thin film filter products, among others, that compete directly with our current and proposed product offerings. Certain of our competitors may be able more quickly and effectively to:

•	respond to new technologies or technical standards;

•	react to changing customer requirements and expectations;

•	devote needed resources to the development, production, promotion and sale of products; and

•	deliver competitive products at lower prices.

Many of our current competitors, as well as a number of our potential competitors, have longer operating histories, greater name recognition, broader customer relationships and industry alliances and substantially greater financial, technical and marketing resources than we do. In addition, market leaders in industries such as semiconductor and data communications, who may also have significantly more resources than we do, may in the future enter our market with competing products. All of these risks may be increased if the market were to further consolidate through mergers or other business combinations between competitors.

We may not be able to compete successfully with our competitors and aggressive competition in the market may result in lower prices for our products or decreased gross profit margins. Any such development would have a material adverse effect on our business, financial condition and results of operations.

We generate a significant portion of our revenues internationally and therefore are subject to additional risks associated with the extent of our international operations.

For the quarter ended September 29, 2007 and the years ended June 30, 2007, July 1, 2006 and July 2, 2005, 27%, 23%, 21%, and 28% of our revenues, respectively, were derived in the United States and 73%, 77%, 79%, and 72% of our revenues, respectively, were derived outside the United States. We are subject to additional risks related to operating in foreign countries, including:

•	currency fluctuations, which could result in increased operating expenses and reduced revenues;

•	greater difficulty in accounts receivable collection and longer collection periods;

•	difficulty in enforcing or adequately protecting our intellectual property;

•	foreign taxes;

•	political, legal and economic instability in foreign markets; and

•	foreign regulations.

Any of these risks, or any other risks related to our foreign operations, could materially adversely affect our business, financial condition and results of operations.

Our business will be adversely affected if we cannot manage the significant changes in the number of our employees and the size of our operations.

We have significantly reduced the number of employees and scope of our operations because of declining demand for certain of our products and continue to reduce our headcount in connection with our on going restructuring and cost reduction efforts. During periods of growth or decline, management may not be able to sufficiently coordinate the roles of individuals to ensure that all areas of our operations receive appropriate focus and attention. If we are unable to manage our headcount, manufacturing capacity and scope of operations effectively, the cost and quality of our products may suffer, we may be unable to attract and retain key personnel and we may be unable to market and develop new products. Further, the inability to successfully manage the substantially larger and geographically more diverse organization, or any significant delay in achieving successful management, could have a material adverse effect on us and, as a result, on the market price of our common stock.

We may be faced with product liability claims.

Despite quality assurance measures, defects may occur in our products. The occurrence of any defects in our products could give rise to liability for damages caused by such defects and for consequential damages. They could, moreover, impair the market’s acceptance of our products. Both could have a material adverse effect on our business and financial condition. In addition, we may assume product warranty liabilities related to companies we acquire, which could have a material adverse effect on our business and financial condition. In order to mitigate the risk of liability for damages, we carry product liability insurance with a $26 million aggregate annual limit and errors and omissions insurance with a $5 million annual limit. We cannot assure investors that this insurance could adequately cover our costs arising from defects in our products or otherwise.

If we fail to attract and retain key personnel, our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. Competition for highly skilled technical people is extremely intense and we continue to face difficulty identifying and hiring qualified engineers in many areas of our business. We may not be able to hire and retain such personnel at compensation levels consistent with our existing compensation and salary structure. Our future also depends on the continued contributions of our executive management team and other key management and technical personnel, each of whom would be difficult to replace. The loss of services of these or other executive officers or key personnel or the inability to continue to attract qualified personnel could have a material adverse effect on our business.

We are operating under new leadership that may cause strategic and operational changes in our business. In August 2007, Alain Couder assumed the offices of President and Chief Executive Officer of Bookham, Inc. While this change in management is designed to enable us to achieve growth and profitability, there can also be no assurance that any such changes will achieve the desired results in the required timeframe or favorably affect our financial conditions and results. In addition, we may not be able to retain the services of Mr. Couder for the period required to fully implement his strategic and operational goals.

Similar to other technology companies, we rely upon our ability to use stock options and other forms of equity-based compensation as key components of our executive and employee compensation structure. Historically, these components have been critical to our ability to retain important personnel and offer competitive compensation packages. Without these components, we would be required to significantly increase cash compensation levels (or develop alternative compensation structures) in order to retain our key employees. Accounting rules relating to the expensing of equity compensation may cause us to substantially reduce, modify, or even eliminate, all or portions of our equity compensation programs.

Our business and future operating results may be adversely affected by events outside of our control.

Our business and operating results are vulnerable to interruption by events outside of our control, such as earthquakes, fire, power loss, telecommunications failures, political instability, military conflict and uncertainties arising out of terrorist attacks, including a global economic slowdown, the economic consequences of additional military action or additional terrorist activities and associated political instability, and the effect of heightened security concerns on domestic and international travel and commerce.

We may not be able to raise capital when desired on favorable terms, or at all, or without dilution to our stockholders.

The rapidly changing industry in which we operate, the length of time between developing and introducing a product to market and frequent changing customer specifications for products, among other things, makes our prospects difficult to evaluate. It is possible that we may not generate sufficient cash flow from operations or otherwise have the capital resources to meet our future capital needs. If this occurs, we may need additional financing to execute on our current or future business strategies.

In the past, we have sold shares of our common stock in other public offerings, private placements or otherwise in order to fund our operations. On March 22, 2007, pursuant to a private placement, we issued 13,640,224 shares of common stock and warrants to purchase up to 4,092,066 shares of common stock. In September 2006, pursuant to a private placement, we issued an aggregate of 11,594,667 shares of common stock and warrants to purchase an aggregate of 2,898,667 shares of common stock. In January and March 2006, pursuant to a private placement, we issued an aggregate of 10,507,158 shares of common stock and warrants to purchase an aggregate of 1,086,001 shares of common stock.

If we raise additional funds through the issuance of equity or convertible debt securities, our stockholders may be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, if and when needed, our ability to fund our operations, develop or enhance our products, or otherwise respond to competitive pressures could be significantly limited.

Risks Related to Regulatory Compliance and Litigation

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results, which may cause stockholders to lose confidence in the accuracy of our financial statements.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. In addition, compliance with the internal control requirements, as well as other financial reporting standards applicable to a public company, including the Sarbanes-Oxley Act of 2002, has in the past and will in the future continue to involve substantial cost and investment of our management’s time. We will continue to spend significant time and incur significant costs to assess and report on the effectiveness of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. In our prior fiscal years ended July 1, 2006 and July 2, 2005, we reported certain material weaknesses, in fiscal 2006 relating to inconsistent treatment of translation/transaction gains and loses in respect to certain intercompany loan balances, and in fiscal 2005 relating to: i) shortage of, and turnover in, qualified financial reporting personnel to ensure complete application of U.S. generally accepted accounting principles, ii) insufficient management review of analyses and reconciliations, iii) inaccurate updating of accounting inputs for estimates of complex non-routine transactions, and iv) accounting for foreign currency exchange transactions. Although we have since concluded as to the satisfactory remediation of these material weaknesses, finding more material weaknesses in the future could make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, which could harm our business. In addition, if we discover future material weaknesses, disclosure of that fact could reduce the market’s confidence in our financial statements, which could harm our stock price and our ability to raise capital.

Our business involves the use of hazardous materials, and we are subject to environmental and import/export laws and regulations that may expose us to liability and increase our costs.

We historically handled small amounts of hazardous materials as part of our manufacturing activities and now handle more and different hazardous materials as a result of the manufacturing processes related to our New Focus division, the optical components business acquired from Nortel Networks and the product lines we acquired from Marconi. Consequently, our operations are subject to environmental laws and regulations governing, among other things, the use and handling of hazardous substances and waste disposal. We may incur costs to comply with current or future environmental laws. As with other companies engaged in manufacturing activities that involve hazardous materials, a risk of environmental liability is inherent in our manufacturing activities, as is the risk that our facilities will be shut down in the event of a release of hazardous waste. The costs associated with environmental compliance or remediation efforts or other environmental liabilities could adversely affect our business. Under applicable EU regulations, we, along with other electronics component manufacturers, are prohibited from using lead and certain other hazardous materials in our products. We have incurred unanticipated expenses in connection with the related reconfiguration of our products, and could lose business or face product returns if we failed to implement these requirements properly or on a timely basis.

In addition, the sale and manufacture of certain of our products require on-going compliance with governmental security and import/export regulations. Our New Focus division has, in the past, been notified of potential violations of certain export regulations which on one occasion resulted in the payment of a fine to the U.S. federal government. We may, in the future, be subject to investigation which may result in fines for violations of security and import/export regulations. Furthermore, any disruptions of our product shipments in the future, including disruptions as a result of efforts to comply with governmental regulations, could adversely affect our revenues, gross margins and results of operations.

Litigation regarding Bookham Technology plc’s and New Focus’ initial public offering and follow-on offering and any other litigation in which we become involved, including as a result of acquisitions, may substantially increase our costs and harm our business.

On June 26, 2001, a putative securities class action captioned Lanter v. New Focus, Inc. et al., Civil Action No. 01-CV-5822, was filed against New Focus, Inc. and several of its officers and directors, or the Individual Defendants, in the United States District Court for the Southern District of New York. Also named as defendants were Credit Suisse First Boston Corporation, Chase Securities, Inc., U.S. Bancorp Piper Jaffray, Inc. and CIBC World Markets Corp., or the Underwriter Defendants, the underwriters in New Focus’s initial public offering. Three subsequent lawsuits were filed containing substantially similar allegations. These complaints have been consolidated. On April 19, 2002, plaintiffs filed an Amended Class Action Complaint, described below, naming as defendants the Individual Defendants and the Underwriter Defendants.

On November 7, 2001, a Class Action Complaint was filed against Bookham Technology plc and others in the United States District Court for the Southern District of New York. On April 19, 2002, plaintiffs filed an Amended Class Action Complaint, described below. The Amended Class Action Complaint names as defendants Bookham Technology plc, Goldman, Sachs & Co. and FleetBoston Robertson Stephens, Inc., two of the underwriters of Bookham Technology plc’s initial public offering in April 2000, and Andrew G. Rickman, Stephen J. Cockrell and David Simpson, each of whom was an officer and/or director at the time of Bookham Technology plc’s initial public offering.

The Amended Class Action Complaint asserts claims under certain provisions of the securities laws of the United States. It alleges, among other things, that the prospectuses for Bookham Technology plc’s and New Focus’s initial public offerings were materially false and misleading in describing the compensation to be earned by the underwriters in connection with the offerings, and in not disclosing certain alleged arrangements among the underwriters and initial purchasers of ordinary shares, in the case of Bookham Technology plc, or common stock, in the case of New Focus, from the underwriters. The Amended Class Action Complaint seeks unspecified damages (or in the alternative rescission for those class members who no longer hold our or New Focus common stock), costs, attorneys’ fees, experts’ fees, interest and other expenses. In October 2002, the Individual Defendants were dismissed, without prejudice, from the action subject to their execution of tolling agreements. In July 2002, all defendants filed Motions to Dismiss the Amended Class Action Complaint. The motion was denied as to Bookham Technology plc and New Focus in February 2003. Special committees of the board of directors authorized the companies to negotiate a settlement of pending claims substantially consistent with a memorandum of understanding negotiated among class plaintiffs, all issuer defendants and their insurers.

Plaintiffs and most of the issuer defendants and their insurers entered into a stipulation of settlement for the claims against the issuer defendants, including us. This stipulation of settlement was subject to, among other things, certification of the underlying class of plaintiffs. Under the stipulation of settlement, the plaintiffs would dismiss and release all claims against participating defendants in exchange for a payment guaranty by the insurance companies collectively responsible for insuring the issuers in the related cases, and the assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. On February 15, 2005, the District Court issued an Opinion and Order preliminarily approving the settlement provided that the defendants and plaintiffs agree to a modification narrowing the scope of the bar order set forth in the original settlement agreement. The parties agreed to the modification narrowing the scope of the bar order, and on August 31, 2005, the District Court issued an order preliminarily approving the settlement.

On December 5, 2006, following an appeal from the underwriter defendants the United States Court of Appeals for the Second Circuit overturned the District Court’s certification of the class of plaintiffs who are pursuing the claims that would be settled in the settlement against the underwriter defendants. Plaintiffs filed a Petition for Rehearing and Rehearing En Banc with the Second Circuit on January 5, 2007 in response to the Second Circuit’s decision and have informed the District Court that they would like to be heard as to whether the settlement may still be approved even if the decision of the Court of Appeals is not reversed. The District Court indicated that it would defer consideration of final approval of the settlement pending plaintiffs’ request for further appellate review. On April 6, 2007, the Second Circuit denied plaintiffs’ petition for rehearing, but clarified that the plaintiffs may seek to certify a more limited class in the District Court. In light of the overturned class certification, on June 25, 2007, the District Court signed an Order terminating the settlement. We believe that both Bookham Technology plc and New Focus have meritorious defenses to the claims made in the Amended Class Action Complaint and therefore believe that such claims will not have a material effect on our financial position, results of operations or cash flows.

Litigation is subject to inherent uncertainties, and an adverse result in these or other matters that may arise from time to time could have a material adverse effect on our business, results of operations and financial condition. Any litigation to which we are subject may be costly and, further, could require significant involvement of our senior management and may divert management’s attention from our business and operations.

Some anti-takeover provisions contained in our charter and under Delaware laws could hinder a takeover attempt.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware prohibiting, under some circumstances, publicly-held Delaware corporations from engaging in business combinations with some stockholders for a specified period of time without the approval of the holders of substantially all of our outstanding voting stock. Such provisions could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if such events could be beneficial, in the short-term, to the interests of the stockholders. In addition, such provisions could limit the price that some investors might be willing to pay in the future for shares of our common stock. Our certificate of incorporation and bylaws contain provisions relating to the limitations of liability and indemnification of our directors and officers, dividing our board of directors into three classes of directors serving three-year terms and providing that our stockholders can take action only at a duly called annual or special meeting of stockholders.

These provisions also may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Risks Related to Our Common Stock and this Offering

A variety of factors could cause the trading price of our common stock to be volatile or decline.

The trading price of our common stock has been, and is likely to continue to be highly volatile. Many factors could cause the market price of our common stock to rise and fall. In addition to the matters discussed in other risk factors included herein, some of the reasons for the fluctuations in our stock price are:

•	fluctuations in our results of operations;

•	changes in our business, operations or prospects;

•	hiring or departure of key personnel;

•	new contractual relationships with key suppliers or customers by us or our competitors;

•	proposed acquisitions by us or our competitors;

•	financial results that fail to meet public market analysts’ expectations and changes in stock market analysts’ recommendations regarding us, other optical technology companies or the telecommunication industry in general;

•	future sales of common stock, or securities convertible into or exercisable for common stock;

•	adverse judgments or settlements obligating us to pay damages;

•	acts of war, terrorism, or natural disasters;

•	industry, domestic and international market and economic conditions;

•	low trading volume in our stock;

•	developments relating to patents or property rights; and

•	government regulatory changes.

Since Bookham Technology plc’s initial public offering in April 2000, Bookham Technology plc’s ADSs and ordinary shares, our shares of common stock and the shares of our customers and competitors have experienced substantial price and volume fluctuations, in many cases without any direct relationship to the affected company’s operating performance. An outgrowth of this market volatility is the significant vulnerability of our stock price and the stock prices of our customers and competitors to any actual or perceived fluctuation in the strength of the markets we serve, regardless of the actual consequence of such fluctuations. As a result, the market prices for these companies are highly volatile. These broad market and industry factors caused the market price of Bookham Technology plc’s ADSs, ordinary shares, and our common stock to fluctuate, and may in the future cause the market price of our common stock to fluctuate, regardless of our actual operating performance or the operating performance of our customers.

The future sale of substantial amounts of our common stock could adversely affect the price of our common stock.

In connection with this offering, all of our executive officers and directors have entered into lock-up agreements with the underwriters for this offering. As a result of these lock-up agreements, approximately 1.16 million shares are subject to a contractual restriction on resale through the date that is 90 days after the date of this prospectus supplement or later if extended in accordance with the terms of the lock-up agreement. The market price for shares of our common stock may decline if stockholders subject to the lock-up agreements sell a substantial number of shares when the restrictions on resale lapse, or if the underwriters waive the lock-up agreements and allow the stockholders to sell some or all of their shares.

None of our other existing stockholders have entered into lock-up agreements with the underwriters for this offering. Substantially all of the shares of common stock held by our other stockholders are freely tradable, tradable under Rule 144.

Sales by holders of substantial amounts of shares of our common stock in the public or private market could adversely affect the market price of our common stock by increasing the supply of shares available for sale compared to the demand to buy our common stock in the public and private markets. These sales may also cause the market price of our common stock to decline significantly and hinder our ability to sell equity securities in the future at a time and price that we deem appropriate to meet our capital needs.

We may incur significant costs from class action litigation due to our expected stock volatility.

Our stock price may fluctuate for many reasons, including as a result of public announcements regarding the progress of our product development efforts, the addition or departure of our key personnel, variations in our quarterly operating results and changes in market valuations of companies in our industry. Recently, when the market price of a stock has been volatile, as our stock price may be, holders of that stock have occasionally brought securities class action litigation against the company that issued the stock. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit were without merit, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

Investors in this offering will pay a much higher price than the book value of our common stock.

If you purchase our common stock in this offering, you will incur an immediate and substantial dilution in net tangible book value of $1.72 per share, after giving effect to the sale by us of 16,000,000 shares of common stock offered in this offering at an assumed public offering price of $3.15 per share, the last reported sale price of our common stock on the NASDAQ Global Market on October 26, 2007, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. In the past, we have issued options and warrants to acquire common stock at prices significantly below this offering price. To the extent these outstanding options and warrants are ultimately exercised, you will incur additional dilution. In addition, if the underwriters exercise their over-allotment option you will incur additional dilution.

Because we do not intend to pay dividends, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any dividends on our common stock. We anticipate that we will retain any future earnings to support operations and to finance the growth and development of our business and do not expect to pay cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.

We can issue shares of preferred stock that may adversely affect your rights as a stockholder of our common stock.

Our certificate of incorporation authorizes us to issue up to 5,000,000 shares of preferred stock with designations, rights and preferences determined from time-to-time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights superior to those of holders of our common stock. For example, an issuance of shares of preferred stock could:

•	adversely affect the voting power of the holders of our common stock;

•	make it more difficult for a third party to gain control of us;

•	discourage bids for our common stock at a premium;

•	limit or eliminate any payments that the holders of our common stock could expect to receive upon our liquidation; or

•	otherwise adversely affect the market price of our common stock.

We may in the future issue additional shares of authorized preferred stock at any time.

We have broad discretion in how we use the net proceeds of this offering, and we may not use these proceeds in a manner desired by our stockholders.

Our management will have broad discretion with respect to the use of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the use of these proceeds. Our management could spend the net proceeds from this offering in ways that our stockholders may not desire or that do not yield a favorable return. You will not have the opportunity, as part of your investment in our common stock, to influence the manner in which the net proceeds of this offering are used. As of the date of this prospectus supplement, we plan to use the net proceeds from this offering primarily for working capital purposes in the ordinary course of business and for general corporate purposes. The amounts actually spent by us for any specific purpose may vary significantly and will depend on a number of factors, including the progress of our cost reduction efforts, commercialization and development efforts and our possible investment in and acquisition of complementary businesses, products or technologies. In addition, our future financial performance may differ from our current expectations or our business needs may change as our business and the industry we address evolve. As a result, the net proceeds we receive in this offering may be used in a manner significantly different from our current expectations.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, that we include in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus may be deemed forward-looking statements for purposes of the Securities Act and the Exchange Act. We use words such as “anticipate,” “believe,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “will,” “would” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements appear throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus and are statements regarding our current intent, belief or expectation, primarily with respect to our operations and related industry developments. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, including those discussed under “Risk Factors” and elsewhere in this prospectus supplement. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 16,000,000 shares of our common stock that we are offering at an assumed public offering price of $3.15 per share, the last reported sale price of our common stock on the NASDAQ Global Market on October 26, 2007, will be approximately $46.7 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A $0.10 increase (decrease) in the assumed public offering price per share of our common stock would increase (decrease) the estimated net proceeds that we receive from this offering by approximately $1.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus supplement, does not change. We intend to use the net proceeds of this offering for general corporate purposes, including working capital. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

MARKET PRICE FOR OUR COMMON STOCK AND DIVIDENDS

Our common stock is traded on the NASDAQ Global Market under the symbol “BKHM”. The following table shows, for the periods indicated, the high and low per share sale prices of common stock, as reported by the NASDAQ Global Market.

	Per Share of
	Common Stock
	High	Low

Quarter ending
December 31, 2005	$6.21	$4.37
April 1, 2006	$9.75	$5.67
July 1, 2006	$10.36	$2.87
September 30, 2006	$4.17	$2.29
December 30, 2006	$4.33	$2.96
March 31, 2007	$4.15	$2.08
June 30, 2007	$2.60	$1.96
September 29, 2007	$3.05	$2.22
December 30, 2007 (through October 26, 2007)	$3.32	$2.67

As of October 26, 2007, there were 10,616 holders of record of our common stock. This number does not include stockholders who hold their shares in “street name” or through broker or nominee accounts.

We have never paid cash dividends on our common stock or ordinary shares. To the extent we generate earnings, we intend to retain them for use in our business and, therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future.

CAPITALIZATION

The following table sets forth our capitalization as of September 29, 2007:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of 16,000,000 shares of our common stock by us in this offering at an assumed public offering price of $3.15 per share, the last reported sale price of our common stock on the NASDAQ Global Market on October 26, 2007, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the capitalization information below together with the sections entitled “Selected Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock” and with our consolidated financial statements and related notes contained in this prospectus supplement or incorporated by reference herein.

	As of September 29, 2007
	Actual	As Adjusted
	(In thousands)

Cash, cash equivalents and restricted cash	$34,355	$81,027

Long-term debt	$244	$244

Stockholders’ equity:
Preferred Stock:
$0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding actual or as adjusted	—	—
Common Stock:
$0.01 par value; 175,000,000 shares authorized; 83,841,944 shares issued and outstanding, actual; 99,841,944 shares issued and outstanding, as adjusted	838	998
Additional paid-in capital	1,115,843	1,162,355
Accumulated other comprehensive income	44,343	44,343
Accumulated deficit	(1,047,092)	(1,047,092)

Total stockholders’ equity	113,932	160,604

Total capitalization	$114,176	$160,848

The actual and as adjusted information in the table above excludes the following:

•	6,255,462 shares of common stock issuable upon the exercise of options outstanding as of that date at a weighted average exercise price of $5.41 per share;

•	345,446 shares of common stock issuable upon the exercise of options outstanding as of that date at a weighted average exercise price of £15.02 per share;

•	601,285 shares of common stock reserved for future issuance under our stock option plans; and

•	10,083,578 shares of common stock issuable upon the exercise of warrants outstanding as of September 29, 2007 at a weighted average exercise price of $4.25 per share.

DILUTION

Our net tangible book value as of September 29, 2007 was approximately $96.1 million, or approximately $1.15 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. After giving effect to the sale by us of the 16,000,000 shares of common stock offered in this offering at an assumed public offering price of $3.15 per share, the last reported sale price of our common stock on the NASDAQ Global Market on October 26, 2007, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of September 29, 2007 would have been approximately $142.8 million, or approximately $1.43 per share of common stock. This represents an immediate increase in the net tangible book value of $0.28 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $1.72 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$3.15
Net tangible book value per share as of September 29, 2007	$1.15
Increase in net tangible book value per share attributable to this offering	$0.28

Net tangible book value per share after this offering		$1.43

Dilution per share to new investors		$1.72

A $0.10 increase (decrease) in the assumed public offering price per share of our common stock would increase (decrease) our net tangible book value per share after giving effect to this offering by $0.01 and the dilution in net tangible book value per share to the new investors after giving effect to this offering by $0.01, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

In the discussion and table above, we assume no exercise of outstanding options or warrants. As of September 29, 2007, there were 6,255,462 shares of common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $5.41 per share, 345,446 shares of common stock reserved for issuance upon the exercise of outstanding options with a weighted average exercise price of £15.02 per share, 601,285 shares of common stock reserved for future issuance under our stock option plans and 10,083,578 shares of common stock reserved for issuance upon exercise of outstanding warrants with a weighted average exercise price of $4.25 per share. To the extent that any of these outstanding options or warrants are exercised, there will be further dilution to new investors. In addition, in the discussion and table above, we assume no exercise of the over-allotment option by the underwriters. If the underwriters exercise their over-allotment option, there will be further dilution to new investors.

UNDERWRITING

Citigroup Global Markets Inc. is acting as sole book-running manager of the offering and as representative of the underwriters named below and Cowen and Company, LLC is acting as co-lead manager. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number of
Underwriter	Shares

Citigroup Global Markets Inc.
Cowen and Company, LLC

Total	16,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $           per share. After the initial offering of the shares to the public, the representative may change the public offering price and the other selling terms.

We have granted to the underwriters an over-allotment option, exercisable for 30 days from the date of this prospectus, to purchase up to 2,400,000 additional shares at the offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We and each of our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Citi, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to certain exceptions, including:

•	transfers by our executive officers or directors to family members, family trusts or affiliates provided that any such transferee agrees to be bound by the lock-up agreement;

•	programmatic sales by our executive officers pursuant to existing plans established by our executive officers pursuant to Rule 10b5-1 under the Exchange Act; and

•	entry into new plans established by our executive officers pursuant to Rule 10b5-1 under the Exchange Act provided that no sales occur prior to the expiration of the lock-up period.

Citi in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

Paid by Bookham, Inc.
	No Exercise	Full Exercise

Per share	$	$
Total	$	$

In connection with the offering, the underwriters may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchase of the shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that would adversely affect investors who purchase in the offering. Stabilizing transactions must consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citi, in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or regarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that the total expenses of this offering will be $200,000. The underwriters have agreed to reimburse us for a portion of these expenses.

The underwriters or their affiliates have provided and may provide investment banking, commercial banking or advisory services for us.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of shares may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in shares or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than an underwriter, is authorized to make any further offer of the shares on behalf of the sellers or an underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be

•	released, issued, distributed or caused to be released, issued or distributed to the public in France or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle qualifiés), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

LEGAL MATTERS

The validity of the common stock offered will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Goodwin Procter LLP, San Diego, will pass upon certain legal matters in connection with this offering for the underwriters.

EXPERTS

Ernst & Young LLP, San Jose, California, independent registered public accounting firm, has audited our consolidated financial statements and schedule as of and for the years ended June 30, 2007 and July 1, 2006 included in our Annual Report on Form 10-K for the year ended June 30, 2007, and the effectiveness of our internal control over financial reporting as of June 30, 2007, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule for the years ended June 30, 2007 and July 1, 2006 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, Reading, England, independent registered public accounting firm, has audited our consolidated financial statements and schedule as of and for the year ended July 2, 2005, included in our Annual Report on Form 10-K for the year ended June 30, 2007, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern) which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule for the year ended July 2, 2005 are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to you on the SEC’s Internet site.

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

PROSPECTUS

$200,000,000

BOOKHAM, INC.

Common Stock
Preferred Stock
Debt Securities
Warrants

We may offer from time to time up to $200,000,000 aggregate dollar amount of any combination of common stock, preferred stock, debt securities and warrants at prices and on terms to be determined at or prior to the time of the offering. We may sell these securities to or through underwriters, directly to investors or through agents. We will specify the terms of the securities, and the names of any underwriters or agents in a supplement to this prospectus.

Our common stock is traded on the Nasdaq Global Market under the symbol “BKHM”.

Investing in our securities involves risks.  See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is October 19, 2007.

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus or any prospectus supplement, regardless of the time of delivery of this prospectus or any prospectus supplement or of any sale of our securities.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may from time to time sell common stock, preferred stock, debt securities and warrants or any combination of those securities in one or more offerings up to a total dollar amount of $200,000,000. We have provided to you in this prospectus a general description of the securities that we may offer. Each time we sell securities described in this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, will include all material information relating to this offering. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the SEC, the registration statement that contains this prospectus includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

You should read the entire prospectus, and any applicable prospectus supplements, carefully, especially the risks of investing in our securities discussed under “Risk Factors.”

BOOKHAM, INC.

We design, manufacture and market optical components, modules and subsystems that generate, detect, amplify, combine and separate light signals principally for use in high-performance fiber optics communications networks. We principally sell our optical component products to optical systems vendors as well as to customers in the data communications, military, aerospace, industrial and manufacturing industries. Customers for our photonics and microwave product portfolio include academic and governmental research institutions that engage in advanced research and development activities.

We operate in two business segments: (i) optics and (ii) research and industrial. Optics relates to the design, development, manufacture, marketing and sale of optical solutions for telecommunications and industrial applications. Research and industrial relates to the design, manufacture, marketing and sale of photonics and microwave solutions.

Bookham, Inc. is a Delaware corporation and was incorporated on June 29, 2004. On September 10, 2004, pursuant to a scheme of arrangement under U.K. law, Bookham, Inc., or Bookham, became the publicly traded parent company of the Bookham Technology plc group of companies, including Bookham Technology plc, a public limited company incorporated under the laws of England and Wales whose stock was previously traded on the London Stock Exchange and the Nasdaq Global Market. Our common stock is traded on the Nasdaq Global Market under the symbol “BKHM.” Pursuant to the scheme of arrangement, all outstanding ordinary shares of Bookham Technology plc were exchanged for shares of our common stock on a ten for one basis.

In connection with the scheme of arrangement, Bookham changed its corporate domicile from the United Kingdom to the United States and changed our reporting currency from U.K. pounds sterling to U.S. dollars. Our consolidated financial statements are stated in U.S. dollars as opposed to U.K. pounds sterling, which was the currency we previously used to present our financial statements. In addition, in connection with the change in domicile, we changed our fiscal year end from December 31 to the Saturday closest to June 30. Our financial statements are now prepared based on fifty-two/fifty-three week annual cycles. Our consolidated financial statements reported in U.S. dollars depict the same trends as would have been presented if we had continued to present financial statements in U.K. pounds sterling.

Bookham assumed Bookham Technology plc’s Securities and Exchange Commission, or SEC, and financial reporting history effective September 10, 2004. As a result, management deems Bookham Technology plc’s consolidated business activities prior to September 10, 2004 to represent Bookham’s consolidated business activities as if Bookham and Bookham Technology plc had historically been the same entity. References to “the Company” refer to Bookham, Inc. without its subsidiaries.

References to “we,” “our,” “us” or “Bookham” mean Bookham, Inc. and its subsidiaries as a whole, except where it is clear from the context that any of these terms relate solely to Bookham, Inc., and refers to Bookham’s consolidated business activities since September 10, 2004 and Bookham Technology plc’s consolidated business activities prior to September 10, 2004.

Unless specifically stated otherwise, all references in this document to the number of shares, per share amounts and market prices have been restated to reflect the closing of the scheme of arrangement.

Our principal executive offices are located at 2584 Junction Avenue, San Jose, California 95134 and our telephone number at that address is (408) 383-1400.

Our website is located at www.bookham.com. We have not incorporated by reference into this prospectus the information on our website and you should not consider it to be a part of this document. Our website address is included as an inactive textual reference only.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2007 as on file with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and any prospectus supplement we may use in connection with this prospectus, and the documents we incorporate by reference in this prospectus, include and incorporate forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included or incorporated by reference into this prospectus. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. You should read these factors and the other cautionary statements made in this prospectus, any prospectus supplement and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
DIVIDENDS AND EARNINGS TO FIXED CHARGES

Our ratios of earnings to combined fixed charges and preferred dividends and earnings to fixed charges for each of the periods indicated is as follows:

	Fiscal Year			Six Months
	Ended			Ended	Fiscal Year Ended
	June 30,	July 1,	July 2,	July 3,	December 31,	December 31,
	2007	2006	2005	2004	2003	2002

Ratio of earnings to combined fixed charges and preferred stock dividends(1)	—	—	—	—	—	—

Ratio of earnings to fixed charges(1)	—	—	—	—	—	—

(1)	Earnings were insufficient to cover fixed charges by $82 million, $99 million, $248 million, $68 million, $129 million and $165 million for the fiscal years ended June 30, 2007, July 1, 2006, July 2, 2005, the six months ended July 3, 2004 and the fiscal years ended December 31, 2003 and December 31, 2002, respectively.

The ratio of earnings to fixed charges is computed by dividing the sum of loss from continuing operations before provision for income taxes, which does not include any income or loss from equity investees, plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and premiums, and that portion of rental payments under operating leases we believe to be representative of interest expense.

We have not issued any preferred stock as of the date of this prospectus, and, therefore, there were no preferred stock dividends included in our calculation of ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated above. Accordingly, for these periods, our ratio of earnings to fixed charges equals our ratio of earnings to combined fixed charges and preferred stock dividends.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

USE OF PROCEEDS

Unless we otherwise indicate in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering primarily for working capital purposes in the ordinary course of business and general corporate purposes.

We may set forth additional information on the use of net proceeds from the sale of the securities we offer under this prospectus in a prospectus supplement relating to the specific offering. Pending the application of the net proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	debt securities; and

•	warrants to purchase any of the securities listed above.

In this prospectus, we will refer to the common stock, preferred stock, debt securities and warrants collectively as “securities.” The total dollar amount of all securities that we may issue under this prospectus will not exceed $200,000,000.

If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and bylaws, which are incorporated by reference into the registration statement which includes this prospectus. The terms of our common stock and preferred stock may also be affected by Delaware law.

Authorized Capital Stock

Our authorized capital stock consists of 175,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of October 15, 2007, we had 83,841,944 shares of common stock outstanding and no shares of preferred stock outstanding. All of our outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Under our certificate of incorporation, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend or other rights of outstanding preferred stock. Upon our dissolution or liquidation, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the preferential or other rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Our common stock is listed on the Nasdaq Global Market under the symbol “BKHM.” On October 15, 2007, the last reported sale price for our common stock on the Nasdaq Global Market was $3.13. As of October 15, 2007, we had approximately 10,630 stockholders of record.

The transfer agent and registrar of our common stock is The Bank of New York.

Preferred Stock

Under our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the designations, rights, preferences, privileges, qualifications, limitations and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

If we decide to issue any preferred stock pursuant to this prospectus, we will distribute a prospectus supplement with regard to each series of preferred stock. The prospectus supplement will describe, as to the preferred stock to which it relates:

•	the title of the series and stated value;

•	the number of shares of the series of preferred stock offered, the liquidation preference per share, if applicable, and the offering price;

•	the applicable dividend rate(s) or amount(s), period(s) and payment date(s) or method(s) of calculation thereof;

•	the date from which dividends on the preferred stock will accumulate, if applicable;

•	any procedures for auction and remarketing;

•	any provisions for a sinking fund;

•	any applicable provision for redemption and the price or prices, terms and conditions on which preferred stock may be redeemed;

•	any securities exchange listing;

•	any voting rights and powers;

•	whether interests in the preferred stock will be represented by depository shares;

•	the terms and conditions, if applicable, of conversion into shares of our common stock, including the conversion price or rate or manner of calculation thereof;

•	a discussion of any applicable U.S. federal income tax considerations;

•	the relative ranking and preference as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of such series of preferred stock.

Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without shareholder approval, subject to any limitations imposed by the listing standards of The Nasdaq Global Market. We may utilize these additional shares for a variety of corporate purposes, including for future public offerings to raise additional capital or facilitate corporate acquisitions or for payment as a dividend on our capital stock. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Delaware Law and Charter and Bylaw Provisions

Anti-Takeover Provisions

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Staggered Board of Directors

Our certificate of incorporation divides our board of directors into three classes serving staggered three-year terms. In addition, our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of at least 75% of our shares of capital stock issued and outstanding entitled to vote. Any vacancy on our board of directors may only be filled by vote of a majority of our directors then in office, or by a sole remaining director. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire or discourage a third party from acquiring, control of our company.

Stockholder Action; Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written consent in lieu of a meeting. Our certificate of incorporation further provides that special meetings of the stockholders may only be called by our board of directors, chairman of the board or chief executive officer. Under our by-laws, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with advance notice requirements. These provisions could have the effect of delaying, until the next stockholders’ meeting, stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting, and not by written consent.

Super-Majority Voting

The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation contains provisions permitted under the General Corporation Law of the State of Delaware relating to the liability of directors and officers. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty as a director, except in some circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors and officers.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under the senior indenture which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture which we will enter into with a trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement which includes this prospectus. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, as amended. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the applicable indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

We conduct some of our operations through our subsidiaries. Our rights and the rights of our creditors, including holders of debt securities, to the assets of any subsidiary of ours upon that subsidiary’s liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. Our subsidiaries’ creditors would include trade creditors, debt holders, secured creditors and taxing authorities. Except as we may provide in a prospectus supplement, neither the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.

General

We will describe in the applicable prospectus supplement the following terms relating to a series of notes:

•	the title of the security of the series;

•	any limit on the aggregate principal amount that may be authenticated and delivered;

•	whether or not we will issue the series of notes in global form, and, if so, who the depositary will be;

•	the maturity date;

•	the interest rate or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable, the place of payment and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	whether or not the notes will be senior or subordinated and the terms of subordination;

•	whether or not the series will be convertible into shares of common stock;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to extend payment of interest and the maximum length of any such extension;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	a discussion on any material or special United States federal income tax considerations applicable to the notes;

•	the amount payable upon declaration of acceleration of maturity, if other than the principal amount;

•	the form of the securities, including the form of the certificate of authentication;

•	description of events of default;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur to us.

If an event of default with respect to notes of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, on and accrued interest, if any, on the notes due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal or, or the premium, if any, or interest on, the notes.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of interest, or any premium payable upon the redemption of any notes; or

•	reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of, and any premium and interest on the notes of, a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in The City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of, or any premium or interest on, any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Eastern Standard Time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its nominee. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which will in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “— Legal Holders”;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	directly to investors; or

•	through a combination of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering of the securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Underwriters and Agents

If we use underwriters for a sale of the securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the Nasdaq Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell the securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of the securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also effect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

Any underwriters who are qualified market makers on the Nasdaq Global Market may engage in passive market making transactions in our common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M. Passive Market Makers must comply with the applicable volume, price and other limitations of Rule 103.

VALIDITY OF SECURITIES

The validity of the securities covered by this prospectus will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts.

EXPERTS

Ernst & Young LLP, San Jose, California, independent registered public accounting firm, has audited our consolidated financial statements and schedule as of and for the years ended June 30, 2007 and July 1, 2006 included in our Annual Report on Form 10-K for the year ended June 30, 2007, and the effectiveness of our internal control over financial reporting as of June 30, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule for the years ended June 30, 2007 and July 1, 2006 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, Reading, England, independent registered public accounting firm, has audited our consolidated financial statements and schedule for the year ended July 2, 2005, included in our Annual Report on Form 10-K for the year ended June 30, 2007, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule for the year ended July 2, 2005 are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to you on the SEC’s Internet site.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the shares covered by this prospectus.

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2007;

•	Our Current Report on Form 8-K filed with the SEC on August 6, 2007;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 14, 2007;

•	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

•	The description of our capital stock contained in our Current Report on Form 8-K dated September 10, 2004, including any amendment or report filed for the purpose of updating such description.

You may request a free copy of any of the documents incorporated by reference into this prospectus by writing or telephoning us at the following address:

Bookham, Inc.,
c/o Corporate Secretary
2584 Junction Avenue
San Jose, California 95134
(408) 383-1400

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

16,000,000 Shares

Bookham, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

          , 2007

Citi
Cowen and Company